FIELDPOINT PETROLEUM CORPORATION

REPORTS  FIRST QUARTER RESULTS

AUSTIN, TX – (BUSINESS WIRE) – May 17, 2007 - FieldPoint Petroleum Corporation (AMEX:FPP) announced today its first quarter financial results for the three months ended March 31, 2007.

Ray D. Reaves, President and CEO of FieldPoint, stated. “While our overall barrels of oil equivalent production was down slightly, 4% for the quarter ended March 31, 2007 as compared to the same period in 2006, gas production for the period was up 14%, or 36,684 mcf vs 32,068 mcf for the same period last year. However, lower oil and natural gas prices for the period led to a decrease in revenues and earnings per share. The drop in revenue is attributed primarily to an 8% decrease in oil prices, which averaged approximately $56.19 per barrel, and a 21% decrease in natural gas prices which averaged approximately $5.73 per MCF in 2007.  These prices compare to $61.40 per barrel for oil and $7.21 per MCF of natural gas for the same period in the prior year.  Additionally during this quarter, we experienced increases in depletion and depreciation, primarily attributable to the Bilbrey property acquired in December 2006.

Financial Highlights for the Three Months Ended March 31, 2007 Compared to the Three Months Ended March 31, 2006:

•

Revenues declined 16% to $901,512 from $1,071,930;

•

Net Income declined to $134,226 from $401,503; and

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Earnings per share, both basic and fully diluted, decreased to $0.02 from $0.05.

Mr. Reaves continued, “These results show our vulnerability to market fluctuations and make us even more keenly aware of the importance of continuing to build our production base.  Therefore, we are accelerating our efforts to develop new programs which can materially expand our production levels. To this end, we plan to drill at least one well offsetting the Mercury Fee #1 and the Hermes Fee #1 in Eddy County, New Mexico in the near future, as well as continue to diligently search for acquisition opportunities.  The Company has a strong cash position and so far has only utilized $1 million in long term debt from its $50 million Citibank credit facility.  We continue to be optimistic that the remainder of 2007 will be an important growth stage for FieldPoint.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

SELECT BALANCE SHEET DATA

Unaudited

            March  31, 2006                 December 31, 2006

Cash and cash equivalents        $        973,548

$           603,614

Total current assets

           $     2,604,984

$        2,211,743

Total assets

           $   10,686,269

$      10,477,008

Total current liabilities

           $        193,724

$           166,073

Total stockholders’ equity        $      8,242,533

$        8,077,307

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

	For the Three Months Ended
	March 31,
	2007	2006
REVENUE:
Oil and natural gas sales	$ 857,430	$ 1,029,962
Well operational and pumping fees	30,082	29,968
Disposal fees	14,000	12,000
Total revenue	901,512	1,071,930

COSTS AND EXPENSES:
Production expense	315,010	313,101
Depletion and depreciation	220,000	111,000
General and administrative	144,924	97,823
Total costs and expenses	679,934	521,924

OTHER INCOME (EXPENSE):
Interest income (expense), net	(18,686)	(733)
Miscellaneous income	-	25,271
Unrealized holding gain on investments	9,334	33,959
Total other income (expense)	(9,352)	58,497

INCOME BEFORE INCOME TAXES	212,226	608,503

Income tax provision – current	(70,000)	(132,000)
Income tax provision – deferred	(8,000)	(75,000)
Total income tax provision	(78,000)	(207,000)

NET INCOME	$ 134,226	$ 401,503

NET INCOME PER SHARE:
BASIC	$ 0.02	$ 0.05
DILUTED	$ 0.02	$ 0.05

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,762,286	8,486,008
DILUTED	8,813,005	8,836,555